Exhibit 99.1

Exhibit B

THE MURCHINSON PROPOSED RESOLUTIONS

PROPOSAL 2

ELECTION OF CLASS III DIRECTORS

“RESOLVED, to elect Ms. Karen Sarid as Class III director of the Company for a term of three years that expires at the third annual general meeting of shareholders following such election and until she ceases to serve in office in accordance with the provisions of the Company’s Amended and Restated Articles of Association or any law, whichever is the earlier;

RESOLVED, to elect Mr. Robert (Bob) Pons as Class III director of the Company for a term of three years that expires at the third annual general meeting of shareholders following such election and until he ceases to serve in office in accordance with the provisions of the Company’s Amended and Restated Articles of Association or any law, whichever is the earlier; and

RESOLVED, to elect Mr. Phillip (Pinny) Borenstein as Class III director of the Company for a term of three years that expires at the third annual general meeting of shareholders following such election and until he ceases to serve in office in accordance with the provisions of the Company’s Amended and Restated Articles of Association or any law, whichever is the earlier.”

PROPOSAL 3

TO AMEND ARTICLE 39 OF THE COMPANY’S ARTICLES OF ASSOCIATION

“RESOLVED, that Article 39 of the Company’s Articles of Association is hereby amended and restated to read as follows:

“(a) Except for the External Directors if any (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law, if so required by the Companies Law), Directors shall be elected at a General Meeting and shall hold office until the next Annual General Meeting held following their election and until their successors have been duly elected and qualified or until such earlier time as such Director’s office is vacated.

(b)       Prior to every General Meeting of the Company at which Directors are to be elected, the Board of Directors (or a Committee thereof) may select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(c)       Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election or appointment as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(c) and Article 25 and applicable law. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he consents to be named in the Company’s notices and proxy materials relating to the Annual General Meeting, if provided or published, and, if elected, to serve on the Board of Directors and to be named in the Company’s disclosures and filings; and (iv) a declaration signed by each Alternate Nominee as required under the Companies Law for the appointment of such an Alternate Nominee. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 39(c) and Article 25, and the Proposing Shareholder shall be responsible for the accuracy and completeness thereof.

(d)       The Nominees or Alternate Nominees shall be elected or appointed by a resolution adopted at the General Meeting at which they are subject to election or appointment.

(e)       Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors (if any) shall be only in accordance with the applicable provisions set forth in the Companies Law.

(f)       Directors whose terms of office have expired or terminated may be re-elected. The aforesaid will not apply to External Directors (if any), whose reappointment shall be in accordance with the provisions of the Companies Law and the regulations promulgated thereunder.

(g)       For the sake of clarity, with respect to the Annual General Meeting to be held in 2023 (the “2023 AGM”), the following shall apply: (i) any Directors elected or appointed by the Shareholders at the 2023 AGM, whether as Class III directors or otherwise, shall hold office until the next Annual General Meeting and until their successors have been duly elected and qualified or until such earlier time as such Director’s office is vacated, and (ii) any Directors elected or appointed by the Shareholders prior to the 2023 AGM shall, unless removed at the 2023 AGM, hold office until the next General Meeting and until their successors have been duly elected and qualified or until such earlier time as such Director’s office is vacated.”

PROPOSAL 4

TO AMEND ARTICLE 41 OF THE COMPANY’S ARTICLES OF ASSOCIATION

“RESOLVED, that Article 41 of the Company’s Articles of Association is hereby amended and restated to read as follows:

“(a) In the event of one or more vacancies in the Board of Directors (whether such vacancy is due to a Director no longer serving for whatever reason or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof), such vacancy(ies) may be filled by (i) the Board of Directors or (ii) the shareholders by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting to fill such vacancy(ies) at such General Meeting; provided, however, that, notwithstanding clause (i), shareholders shall have the sole and exclusive authority to appoint a Director(s) to fill any vacancy(ies) resulting from the removal of a Director(s) by shareholders at a General Meeting (or resulting from the resignation of a Director(s) who has resigned at any time following the submission of a shareholder proposal submitted pursuant to Section 63(b) or Section 66(b) of the Companies Law to remove him or her and prior to removal thereof at the General Meeting).

(b)       In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter; provided, however, that if they number less than the minimum number provided in Article 38 hereof, they may only act in an emergency or, subject to clause (a)(ii) above, to fill the office of director which has become vacant up to a number equal to the minimum number provided in Article 38 hereof.

(c)       The office of a Director that was appointed by (i) the Board of Directors to fill any vacancy (and, for the sake of clarity, was not thereafter appointed or elected by shareholders) - shall only be until the first Annual General Meeting convened after such appointment or until such earlier time as such Director’s office is vacated, whichever is the earlier; or (ii) shareholders to fill any vacancy - shall only be for the remaining period of time during which the Director whose service has ended and whose vacancy was so filled would have held office or until such earlier time as such Director’s office is vacated, whichever is the earlier.”

PROPOSAL 5

TO AMEND ARTICLE 42 OF THE COMPANY’S ARTICLES OF ASSOCIATION

“RESOLVED, that the provisions of Article 42 (other than, for the sake of clarity, Article 42(e)) of the Company’s Articles of Association are hereby amended and restated to read as follows:

“The office of a Director shall be vacated and he or she shall be dismissed or removed: (a) ipso facto, upon his or her death; (b) if he or she is prevented by applicable law from serving as a Director; (c) if he or she is declared bankrupt; (d) if the Board determines that due to his or her mental or physical state he or she is unable to serve as a director; (e) [...]; (f) by a resolution adopted at a General Meeting by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Such removal shall become effective on the date fixed in such resolution; (g) by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; (h) with respect to an External Director, and notwithstanding anything to the contrary herein, only pursuant to applicable law; or (i) if his or her office is vacated by virtue of the order or decision of a competent court (in a litigation to which the Company is a party). Such removal shall become effective on the date fixed by the court order or decision.”

PROPOSAL 6

REMOVAL OF DIRECTORS

“RESOLVED THAT: Mr. Yoav Stern be, and he hereby is, removed from the Board, effective immediately;

RESOLVED THAT: Mr. Igal Rotem be, and he hereby is, removed from the Board, effective immediately;

RESOLVED THAT: Mr. Amit Dror be, and he hereby is, removed from the Board, effective immediately;

RESOLVED THAT: Mr. Simon Anthony-Fried be, and he hereby is, removed from the Board, effective immediately;

RESOLVED THAT: Mr. Ron Elazar Kleinfeld be, and he hereby is, removed from the Board, effective immediately;

RESOLVED THAT: Mr. J. Christopher Moran be, and he hereby is, removed from the Board, effective immediately; and

RESOLVED FURTHER THAT: any and all new directors appointed by the Board (if any) on or following July 24, 2023 and until the conclusion of the Annual General Meeting held in 2023 (other than, for the sake of clarity, (i) the directors, if any, elected by the shareholders pursuant to Proposal 2 in the revised Proxy Statement for the Annual General Meeting held in 2023 (i.e., as revised to include the following director nominees: Ms. Karen Sarid, Mr. Robert (Bob) Pons and Mr. Phillip (Pinny) Borenstein), (ii) Ms. Arbel-Sadras and Mr. Baharav, if elected or appointed in the Annual General Meeting held in 2023, and (iii) Mr. Kenneth H. Traub and Dr. Joshua Rosensweig, if their appointment to the Board of Directors on March 20, 2023 is valid) be, and they hereby are, removed from the Board, effective immediately.”

PROPOSAL 7

ELECTION OR APPOINTMENT OF TWO DIRECTORS

“RESOLVED, to elect (or, if Proposal 3 is not approved, then, subject to approval of the removal of at least one of the Company’s directors pursuant to Proposal 6 or any other vacancy in the Board of Directors, to appoint) Ms. Timor Arbel-Sadras as director of the Company for a term ending in accordance with the Company’s Articles of Association (as amended); and

RESOLVED, to elect (or, if Proposal 3 is not approved, then, subject to approval of the removal of at least two of the Company’s directors pursuant to Proposal 6 or any other vacancy in the Board of Directors, to appoint) Mr. Ofir Baharav as director of the Company for a term ending in accordance with the Company’s Articles of Association (as amended).”